UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2011

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt Moscow, Russia	125284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6347

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 3, 2011, Elena Grechina and Oleg Sysuev resigned as members of the Board of Directors (the “Board”) of CTC Media, Inc. (the “Company”).

Effective June 3, 2011, the Board appointed Dimitry Afanasiev as a Class II director to fill the vacancy created by the resignation of Mr. Sysuev.  The Board appointed Angelo Codignoni as a Class I director to fill the vacancy created by the resignation of Ms. Grechina.  The Board re-appointed Peter Aven as a Class III director and Co-Chairman, and as a member of the Company’s Nominating and Corporate Governance Committee and the Company’s Compensation Committee.  In accordance with the terms and conditions of the stockholders’ agreement (the “Stockholders’ Agreement”) dated May 20, 2011 by and among the Company, MTG Russia AB (“MTG”) and Telcrest Investments Limited (“Telcrest”), that was entered into in connection with the purchase by Telcrest of all of the shares of capital stock of the Company owned by Alfa CTC Holdings Limited, Telcrest is entitled to designate three of our directors and has the exclusive right to appoint and remove its designees, as well as the exclusive right to fill vacancies created by the removal or resignation of one of its designees.  Mr. Afanasiev, Mr. Codignoni and Mr. Aven have been designated by Telcrest to serve on the Board.  Mr. Afanasiev, Mr. Codignoni and Mr. Aven will be entitled to cash compensation for their services on the Board under the Company’s director compensation policies.  A copy of a press release announcing the foregoing is attached hereto as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits

(d)      Exhibits

99.1	Press release dated June 3, 2011 relating to Appointment of New Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: June 6, 2011	By:	/S/ BORIS PODOLSKY
		Name:	Boris Podolsky
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated June 3, 2011 relating to Appointment of New Directors